mPathix Health
Formerly EMF Medical Devices, Inc.

June 3, 2021

Life Care Medical Devices, Inc.

Dear Mr. Holt:

mPathix Health Inc. (formerly EMF Medical Devices Inc.,) ("mPathix") and Life Care Medical Devices, Ltd. (" LCMD") are parties to a Preliminary License Agreement (Exhibit A) dated August 28, 2019 ("**2019 Agreement**") pursuant to which LCMD agreed a) to license to mPathix (for pain treatment applications) the patents, knowhow, trade secrets, licenses, 510(k) clearances and other assets purchased by LCMD from The Biofusionary Corporation on November 10, 2015 including without limitation the patents and applications listed below and on Exhibit B hereto and b) to enter into a more definitive license agreement ("**Definitive License Agreement**") with respect thereto:

- Application Number – 10/815,084; Issued Patent Number: 7967839
- Application Number – 12/080,897; Issued Patent Number: 10271900
- Application Number – 12/927,746; Issued Patent Number: 10441346
- Application Number – 16/219,092; Issued Patent Number: PENDING

mPathix has complied with its obligations under the 2019 Agreement. Specifically:

- Upon receipt of at least $250,000 from the sale of shares of its common stock to investors, mPathix paid LCMD the sum of $110,000.
- As mutually agreed by the parties, mPathix issued 2,000,000 shares of restricted common stock with a fair market value of $0.50 per share, of which LCMD received 1,878,955 shares and Hill Blalock received 121,045 for contribution of monies to fund the legal review of the transaction.

However, mPathix and LCMD neglected to sign the Definitive License Agreement because the 2019 Agreement adequately set forth the licensing terms and the Definitive License Agreement was not needed. Please confirm, by signing a copy of this letter as indicated below, that the 2019 Agreement itself constitutes the grant of the license described in the 2019 Agreement and serves as the Definitive License Agreement. It is understood that mPathix' license rights thereunder will lapse if LCMD does not make payment of $2,400,000 to the Marchitto Parties (as defined in the 2019 Agreement) on or before April 24, 2022.

Very Truly Yours,

mPathix Health, Inc.

By: [signature]

John Ballard
CFO

Agreed:

Life Care Medical Devices, Ltd.

By: [signature]

James Holt
CEO

Exhibit A

Preliminary License Agreement Relating to Pain Treatment Intellectual Property

LCMD-EMF Preliminary License Agreement Relating To Pain-Treatment Intellectual Property

This Agreement Relating to Pain-Treatment Intellectual Property ("Agreement"), dated August 28, 2019 (the "Effective Date"), is by and among Life Care Medical Devices Ltd., a Delaware corporation ("LCMD"), and EMF Medical Devices, Inc., a Delaware corporation ("EMF").

Key Points

LCMD holds interests in certain patents, knowhow, trade secrets, licensing, 510(k) clearances and other property (together, "Intellectual Property") transferred to it in accordance with certain contracts and court orders, including an Asset Purchase Agreement dated November 10, 2015; a Bill of Sale; an Intellectual Property License and Purchase Agreement dated November 10, 2015; an Assignment and Assumption Agreement dated November 20, 2015; and a Stipulation and Order by the Court of Chancery of the State of Delaware (C.A. No. 12662-VCL) that resolved certain disputed issues among the parties dated April 24, 2017 (together, the "Marchitto Transfer Instruments");

LCMD is obligated to pay to the original owners of the Intellectual Property (the "Marchitto Entities"), from whom LCMD purchased its ownership interests in such Intellectual Property under the Marchitto Transfer Instruments, the sum of $2,400,000 (the "Marchitto Debt") on or before April 24, 2022, and failure by LCMD to timely pay such amount will result in LCMD relinquishing to the Marchitto Entities all such ownership interests;

LCMD, together with Mr. John Ballard and Mr. Charles Achoa, have formed a new company for the development, maintenance, marketing and sale of an electronic device for the treatment of pain (together, the "Pain Application") that would make use of certain Intellectual Property, interests in which are held by LCMD as a result of transfers to LCMD provided for in the Marchitto Transfer Instruments;

LCMD and EMF intend to enter into a license agreement pursuant to which LCMD will license to EMF certain assets, including Intellectual Property, that will be necessary or of benefit to the Pain Application, in exchange for royalties to be paid to LCMD by EMF; and

LCMD intends to cause EMF to issue shares of EMF's common stock to certain investors, and expects that LCMD's ownership interest in EMF's equity will be substantially diluted as a result of such issuances and that within twelve months of the Effective Date LCMD will be a minority owner of EMF;

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Immediately after the closing of a sale, or a series of closely related sales, to investors of shares of EMF's common stock for net proceeds of at least $250,000, EMF shall make the royalty payment to LCMD provided for in paragraph a. below, and enter into a definitive license agreement (the "Definitive License Agreement"), in accordance with which EMF shall agree to make the royalty payments to LCMD provided for in paragraphs b. though d. below:

    a. $110,000 in cash upon the receipt by EMF of the $250,000 in investor funds referred to above. Such royalty payment shall be deemed to be fully earned upon its receipt by LCMD and therefore will not be refundable to EMF.
    b. 6.0% of the net revenue recognized by EMF as a result of sales of the Pain Application in each of the first twelve months after the Effective Date, payable in

arrears on the final day of the calendar month which is immediately after the month for which payment is being made.

c. After the first twelve months, 5.5% of such net revenue recognized in each of the following twelve months (months thirteen through twenty-four) after the Effective Date.
d. After the twenty-fourth month, 5.0% of such net revenue recognized in any month.

If EMF provides funds, directly or indirectly, to LCMD (in exchange for no other consideration) that are designated by EMF to be used, and are used, to satisfy any of the Marchitto Debt, or otherwise relieves LCMD of the obligation to satisfy any of the Marchitto Debt (in exchange for no other consideration), in each case on or prior to the date on which LCMD is obliged to satisfy the Marchitto Debt, the percentages of net revenue used to calculate the royalty payments provided for in paragraphs b. through d. above shall in each case be reduced by 1/100th of one percent for every increment of $10,000 by which the Marchitto Debt is reduced as a result of the provision of funds (or otherwise) to LCMD by EMF in accordance with this paragraph. For example, if EMF provides LCMD with $600,000 to satisfy the Marchitto Debt, then such percentages shall be reduced to 5.4%, 4.9% and 4.4%. Such reduction in the percentage used to calculate the royalty payments shall take effect in the month immediately following the month in which EMF provides such funds (or otherwise) to LCMD.

For the purposes of the Definitive License Agreement, net revenue shall consist of any net revenue recognized by EMF arising from sales of Pain Application products, including but not limited to net revenue derived from the sale of capital equipment (electronic devices), accessories, service and fee-per-use revenue.

The Definitive License Agreement shall entitle LCMD to require EMF to permit a third-party, independent reviewer, after reasonable notice and during regular normal business hours, access to those books and records of EMF that relate to sales of the Pain Application, for the sole purpose of allowing LCMD to verify that the royalties provided for in such agreement have been properly calculated and timely paid. LCMD shall agree with EMF in such Definitive License Agreement that any information obtained by LCMD as a result of access to EMF's books and records provided to LCMD or the independent reviewer by such agreement, shall not be used by LCMD to develop or market any application or product that competes with the Pain Application, and that LCMD shall hold such information in strict confidence.

The Definitive License Agreement will grant to EMF a license of any Intellectual Property held by LCMD that will be necessary or of benefit to the Pain Application. Such license will be exclusive and perpetual, subject to paragraph 4. below. LCMD will agree not to compete with EMF's Pain Application during the term of such license.

If during (i) the twelve-month period immediately after the Effective Date, (ii) the period consisting of the thirteenth through the twenty-fourth month after the Effective Date, or (iii) the period consisting of the twenty-fifth month after the Effective Date through April 24, 2022, LCMD receives in any such period royalty payments provided for in paragraphs b. through d. above whose total for such period amounts to at least $100,000, then within thirty days after the end of such period LCMD shall pay to the Marchitto Entities an amount equal to at least 50% of the total of the royalty payments for such period, in partial satisfaction of the Marchitto Debt.

2. The Definitive License Agreement will provide that, if at any time LCMD believes that it will imminently become insolvent (that is, it will be unable to satisfy its debts as they come due), then LCMD will make reasonable efforts to notify EMF of such imminent insolvency

at least thirty days before it fails to satisfy any such debt. Immediately after such notice is given, EMF will be entitled to direct any negotiations that LCMD enters into with the Marchitto Entities regarding a restructuring of, or similar transaction involving, the Marchitto Debt. Notwithstanding the foregoing, nothing contained herein shall require LCMD or any of its directors and officers to take any action, or refrain from taking any action, to the extent that taking or refraining from taking such action would be inconsistent with the fiduciary duties of any of LCMD's directors or officers.

3. If EMF has not issued shares of its common stock to investors in exchange for net proceeds of at least $250,000 by September 11, 2019, then LCMD shall be under no obligation to enter into the Definitive License Agreement with EMF.

4. EMF acknowledges that a failure by LCMD to timely satisfy the Marchitto Debt will result in LCMD losing all of its rights of ownership in the Intellectual Property transferred to it under the Marchitto Transfer Instruments, and agrees that the Definitive License Agreement will provide for the termination of the license of any such Intellectual Property to EMF if the Marchitto Debt is not timely satisfied.

5. The parties hereto acknowledge that any breach or threatened breach of this Agreement would cause irreparable injury to the non-breaching party and that an award of damages would not provide an adequate remedy to the non-breaching party for such breach. In the event of a breach or threatened breach of this Agreement by either party, the non-breaching Party will be entitled to injunctive relief to foreclose a threatened breach or to remedy an actual breach.

6. This agreement shall be governed by Delaware law without giving effect to any choice or conflict of law principles of any jurisdiction.

SIGNATURE PAGE

2019 LCMD-EMF Licensing and Royalty Agreement Relating To Pain-Treatment Intellectual Property

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

For LIFE CARE MEDICAL DEVICES LTD.

By Richard J. Prati

Name: Richard Prati

Title: Chairman and CEO

For EMF MEDICAL DEVICES, INC.

By ______

Name: John Ballard

Title: Chairman and CEO